Exhibit 99.5
NOTICE OF STOCK APPRECIATION RIGHT AWARD
PROTERRA INC
2021 EQUITY INCENTIVE PLAN
Unless otherwise defined herein, the terms defined in the Proterra Inc (the “Company”) 2021 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Stock Appreciation Right Award (the “Notice of Grant”) and the attached Stock Appreciation Right Agreement (the “SAR Agreement”).
You have been granted an award of Stock Appreciation Rights (the “SAR”) of the Company under the Plan subject to the terms and conditions of the Plan, this Notice of Grant and the SAR Agreement.

Name:

Address:

Date of Grant:

Vesting Commencement Date:

Exercise Price:

Total Number of Shares:

Expiration Date:

Vesting Schedule:	[Sample vesting language:] [The SAR becomes vested and exercisable with respect to the first 25% of the Shares subject to the SAR when you complete 12 months of continuous Service from the Vesting Commencement Date. Thereafter, the SAR becomes vested and exercisable with respect to an additional 1/16th of the Shares subject to the SAR when you complete each quarter of Service.] [Note: actual vesting language to match vesting schedule approved by the Board or Committee]
This Notice of Grant may be executed and delivered electronically, whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By accepting the SAR, you consent to the electronic delivery and acceptance as further set forth in the SAR Agreement. You acknowledge that the vesting of the SAR pursuant to this Notice of Grant is earned only by continuing Service, but you understand that your employment or consulting relationship with the Company or a Parent or Subsidiary is for an unspecified duration and can be terminated at any time and that nothing in this Notice of Grant, the SAR Agreement or the Plan changes the nature of that relationship. By accepting the SAR, you and the Company agree that the SAR is granted under and governed by the terms and conditions of the Plan, the Notice of Grant and the SAR Agreement.

PARTICIPANT	PROTERRA INC

Signature:	By:

Date:	Its:

STOCK APPRECIATION RIGHT AWARD AGREEMENT
PROTERRA INC
2021 EQUITY INCENTIVE PLAN
You have been granted an award of Stock Appreciation Rights (the “SAR”) by Proterra Inc (the “Company”) under the Company’s 2021 Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, the Notice of Stock Appreciation Right Award (the “Notice of Grant”), and this Stock Appreciation Right Agreement (the “Agreement”).
1.    Grant of SAR. You have been granted a SAR for the number of Shares set forth in the Notice of Grant with the Exercise Price set forth in the Notice of Grant. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.
2.    Termination Period.
(a)    General Rule. If your Service terminates for any reason except death or Disability, and other than for Cause, then this SAR will expire at the close of business at Company headquarters on the date three months after your termination of Service (subject to the expiration detailed in Section 5 or as provided in the Plan). In no event shall this SAR be exercised later than the Expiration Date set forth in the Notice of Grant. If your Service is terminated for Cause, this SAR will expire upon the date of such termination. The Company determines when your Service terminates for all purposes under this Agreement.
You acknowledge and agree that the vesting schedule set forth in the Notice of Grant may change prospectively in the event that your service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. You acknowledge that the vesting of the SARs pursuant to this Agreement is earned only by continuing Service.
(b)    Death; Disability. If you die before your Service terminates (or you die within three months of your termination of Service other than for Cause), then this SAR will expire at the close of business at Company headquarters on the date 12 months after the date of death (subject to the expiration detailed in Section 5 or as provided in the Plan). If your Service terminates because of your Disability, then this SAR will expire at the close of business at Company headquarters on the date 12 months after your termination date (subject to the expiration detailed in Section 5 or as provided in the Plan).
(c)    No Notice. You are responsible for keeping track of these exercise periods following your termination of Service for any reason. The Company will not provide further notice of such periods. In no event shall this SAR be exercised later than the Expiration Date set forth in the Notice of Grant.
3.    Exercise of SAR.
    (a)    Right to Exercise. Subject to the applicable provisions of the Plan and this Agreement, this SAR is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice of Grant and the applicable provisions of the Plan and this Agreement. In the event of your death, Disability, or other cessation of Service, the exercisability of the SAR is governed by the applicable provisions of the Plan, the Notice of Grant and this Agreement. This SAR may not be exercised for a fraction of a Share.

(b)    Method of Exercise. This SAR is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which shall state the election to exercise the SAR, the number of Shares in respect of which the SAR is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. This SAR shall be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice and any applicable withholding of Tax-Related Items that are required to be withheld as detailed in Section 7 below.

(c)    No Shares shall be issued pursuant to the exercise of this SAR unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the exercised Shares shall be considered transferred to you on the date the SAR is exercised with respect to such exercised Shares.
4.    Non-Transferability of SAR. This SAR may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during your lifetime only by you unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.
5.    Term of SAR. This SAR shall in any event expire on the Expiration Date set forth in the Notice of Grant, which date is ten years after the Date of Grant. You are responsible for keeping track of the Expiration Date. The Company is not obligated to provide notice of the Expiration Date and you should not depend on the Company providing any such notice (even if such notices have been provided in the past or are provided in some but not all circumstances).
6.    Tax Consequences. You should consult a tax adviser for tax consequences relating to this SAR in the jurisdiction in which you are subject to tax. YOU SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS SAR OR DISPOSING OF THE SHARES. You will not be allowed to exercise this SAR unless you make arrangements acceptable to the Company to pay Tax-Related Items that are required to be withheld as further described in Section 7 below.
7.    Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this SAR, including the grant, vesting or exercise of this SAR, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the SAR to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy any withholding obligation the Company and/or the Employer may have for Tax-Related Items. In this regard, you authorize the Company and/or the Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer or by one or a combination of the following methods: (a) payment by you to the Company or the Employer of an amount equal to the Tax-Related Items in cash, (b) having the Company withhold otherwise deliverable cash or Shares having a value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned Shares having a value equal to the Tax-Related Items to be withheld, (d) withholding from proceeds of the sale of the Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sale pursuant to this authorization), or (e) any other arrangement approved by the Company and permissible under applicable law; in all cases, under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be a mandatory sale under (d) above (unless the Committee shall establish an alternate method prior to the taxable or withholding event). You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your issuance of Shares upon exercise of the SARs that cannot be satisfied by the means previously described.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested SARs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you acknowledge that the Company has no obligation to deliver Shares or proceeds from the sale of Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.
8.    Acknowledgement. The Company and you agree that the SAR is granted under and governed by the Notice of Grant, this Agreement and the provisions of the Plan (incorporated herein by reference). You: (i) acknowledge receipt of a copy of the Plan and the Plan prospectus, (ii) represent that you have carefully read and are familiar with their provisions and the provisions of the Notice of Grant and this Agreement, and (iii) hereby accept the SAR subject to all of the terms and conditions set forth in this SAR Agreement and those set forth in the Plan and the Notice of Grant. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice of Grant and the SAR Agreement.
9.    Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice of Grant constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning this SAR are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
10.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s common stock may be listed or quoted at the time of such issuance or transfer. The Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
11.    Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice of Grant and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in San Mateo County, California or the federal courts of the United States for the Northern District of California and no other courts.
12.    No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.

13.    Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By your acceptance of this SAR, you consent to the electronic delivery of the Notice of Grant, this Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the SAR. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at [insert email]. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [insert email]. Finally, you understand that you are not required to consent to electronic delivery.

14.    Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the SAR shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or the Committee or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your SAR (whether vested or unvested) and the recoupment of any gains realized with respect to your SAR.
BY ACCEPTING THIS SAR, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.